Filed Pursuant to Rule 424(b)(3)

File Number 333-131816

PROSPECTUS SUPPLEMENT NO. 2

Prospectus Supplement No. 2 dated October 19, 2006

to Prospectus declared

effective on August 9, 2006

as supplemented by

Prospectus Supplement No. 1 dated September 6, 2006

(Registration No. 333-131816)

MICROFIELD GROUP, INC.

This Prospectus Supplement No. 2 supplements our Prospectus dated August 9, 2006, as supplemented by Prospectus Supplement No. 1 dated September 6, 2006.  The shares that are the subject of the Prospectus have been registered to permit their resale to the public by the selling stockholders named in the Prospectus.  We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering.  You should read this Prospectus Supplement No. 2 together with the Prospectus and Prospectus Supplement No. 1.

The table set forth in the section of the Prospectus entitled “Selling Stockholders” is hereby updated to reflect the transfer of (i) 3,391,165 shares of common stock from Energy Fund II LLC,  (ii) 898,852 shares of common stock from Energy Fund III LLC and (iii) 712,991 shares of common stock from Energy Fund IV LLC. The selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the dates on which it provided the information regarding the shares beneficially owned by it, all or a portion of the shares beneficially owned by it in transactions registered under other effective registration statements or exempt from the registration requirements of the Securities Act.

The following shall appear within the Selling Stockholders table:

Beneficial Ownership

Prior to Offering

Name of Selling Stockholder	Shares	Percentage (1)	Shares Offered
Energy Fund III, LLC	6,896	*	6,896
Energy Fund IV, LLC	6,897	*	6,897
Energy Fund II, LLC	13,793	*	13,793
S Capital, LLC	179,475(2)	*	85,891

Kevin Pritchard	572,379(3)	*	225,397
Steve Pritchard	44,871(4)	*	21,473
John Gabriel	44,871(4)	*	21,473
John Nash	168,319(5)	*	70,847
Tavares Williams Jr.	286,636(6)	*	193,043
L. Martin Brantley	156,831(7)	*	88,799
Gerald W. Frank, Trustee of the Gerald W. Frank Revocable Living Trust dated 12/12/01	89,745(8)	*	42,949
Bridgeview Dental LLC 401(k) Profit Sharing Plan fbo John Briles	269,221(9)	*	128,840
Richard Wright	89,743(8)	*	42,948
Daniel C. Carroll	232,339(10)	*	86,929
Charles E. Mautz	269,126(11)	*	128,795
Stanley W. Smith	1,178,705(12)	1.6	445,054
Steve McClurg	392,903(13)	*	139,505
George Communications, LLC	594,154(14)	*	277,053
William Purcell	392,883(15)	*	139,500
James F. Rippey, Trustee of the James F. Rippey Revocable Living Trust dated 5/4/04	392,856(16)	*	139,494
Tracy Salzwedel	392,919(17)	*	139,509
Aequitas Capital Management, Inc.	2,729,048(18)	3.6	556,649
Reynold Roeder	295,177(19)	*	201,740
Brent M. Cook	134,171(20)	*	91,700
Timothy M. Rippey and Janice L. Rippey, Trustees of the Timothy M. Rippey Revocable Trust	134,171(20)	*	91,700
James A. Bisenius	670,855(21)	1.0	458,499
Craig P. Stuvland	268,342(22)	*	183,399
Craig Zanon	268,342(22)	*	183,399
Ted W. Clarke	107,337(23)	*	73,360

Lincoln Ware	134,171(24)	*	91,700
Michael L. Larson	67,086(25)	*	45,850
Thane Cleland	177,505(26)	*	121,317
William C. McCormick	2,226,722(27)	2.9	3,263
Elgie J. McGrath	4,852(28)	*	1,201
Larry L. Sevy	5,274(29)	*	1,305
Patrick Terrell and Susan B. Terrell, JTWROS	831,216(30)	1.1	205,710
Robert J. Jesenik	8,309,407(31)	10.8	553,454
Brian A. Oliver	3,933,759(32)	5.2	257,449
Thomas A. Sidley	3,179,221(33)	4.2	224,935
PatRick Investments, LLC	2,925,936(34)	3.9	221,181
Rick Terrell	2,983,499(34)	4.0	221,181
Pamela J. Robertson	653	*	653
Kirsten A. Manning	15,000	*	15,000
Darren M. Olsen	15,000	*	15,000
David T. Pierce	15,000	*	15,000
Michael D. Lichtenwalter	15,000	*	15,000
University of Oregon Foundation	30,000	*	30,000

* less than 1%

(1)  Percentage prior to offering is based on 73,728,975 shares of common stock outstanding as of September 30, 2006.

(2)  Includes 56,658 shares of common stock underlying warrants.

(3)  Includes 180,887 shares of common stock underlying warrants.

(4)  Includes 14,165 shares of common stock underlying warrants.

(5)  Includes 53,174 shares of common stock underlying warrants.

(6)  Includes 92,378 shares of common stock underlying warrants.

(7)  Includes 49,564 shares of common stock underlying warrants.

(8) Includes 28,331 shares of common stock underlying warrants.

(9) Includes 84,989 shares of common stock underlying warrants.

(10) Includes 73,444 shares of common stock underlying warrants.

(11) Includes 84,959 shares of common stock underlying warrants.

(12) Includes 372,687 shares of common stock underlying warrants.

(13) Includes 124,229 shares of common stock underlying warrants.

(14) Includes 187,926 shares of common stock underlying warrants.

(15) Includes 124,223 shares of common stock underlying warrants.

(16) Includes 124,214 shares of common stock underlying warrants.

(17) Includes 124,234 shares of common stock underlying warrants.

(18) Includes 587,370 shares of common stock underlying preferred stock and 652,767 shares of common stock underlying warrants.

(19) Includes 93,426 shares of common stock underlying warrants.

(20) Includes 42,466 shares of common stock underlying warrants.

(21) Includes 212,061 shares of common stock underlying warrants.

(22) Includes 84,932 shares of common stock underlying warrants.

(23) Includes 33,973 shares of common stock underlying warrants.

(24) Includes 42,466 shares of common stock underlying warrants.

(25) Includes 21,233 shares of common stock underlying warrants.

(26) Includes 13,716 shares of common stock underlying warrants.

(27) Includes 263,158 shares of common stock underlying shares of preferred stock and 1,837,486 shares of common stock underlying warrants and stock options. Mr. McCormick is the Chairman of our company.

(28) Includes 1,528 shares of common stock underlying warrants.

(29) Includes 1,661 shares of common stock underlying warrants.

(30) Includes 261,781 shares of common stock underlying warrants.

(31) Includes 2,129,613 shares of common stock underlying preferred stock and 955,654 shares of common stock underlying warrants.

(32) Includes 1,054,549 shares of common stock underlying preferred stock and 468,083 shares of common stock underlying warrants.

(33) Includes 862,471 shares of common stock underlying preferred stock and 387,275 shares of common stock underlying warrants.

(34) Includes 905,975 shares of common stock underlying preferred stock and 402,135 shares of common stock underlying warrants.

Our common stock is listed on the OTC Bulletin Board under the symbol “MICG.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Prospectus Supplement.  Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is October 19, 2006.